Exhibit 1.

ANNEX B

Plan of Conversion of

Orbital Energy Group, Inc., a Colorado corporation,

into

Orbital Infrastructure Group, Inc., a Texas corporation

This PLAN OF CONVERSION (this “Plan”), dated as of July 21, 2022, is hereby adopted by Orbital Energy Group, Inc., a Colorado corporation (“Orbital Energy Group, Inc.”), in order to set forth the terms, conditions and procedures governing the conversion of Orbital Energy Group, Inc., a Colorado Corporation, into Orbital Infrastructure Group, Inc., a Texas corporation (“Orbital Infrastructure Group, Inc.”) pursuant to Section 7-111-101.5 of the Colorado Business Corporation Act, as amended (the “CBCA”), Sections 7-90-201 and 7-90-202 of the Colorado Corporations and Associations Act, as amended (the “CCAA”) and the Texas Business Organizations Code (the “TBOC”) Title 1, Chapter 10, Subchapter C.

WHEREAS, the Orbital Energy Group, Inc. Board of Directors has approved the Conversion (as defined below) and submitted this Plan to the shareholders of Orbital Energy Group, Inc. for approval, and the shareholders have approved this Plan.

NOW, THEREFORE, Orbital Energy Group, Inc. does hereby adopt this Plan to effectuate the conversion of Orbital Energy Group, Inc. into Orbital Infrastructure Group, Inc., a Texas corporation, as follows:

1.    Conversion. Upon and subject to the terms and conditions of this Plan and pursuant to the relevant provisions of the CBCA, CCAA and the TBOC, including, without limitation, Section 7-111-101.5 of the CBCA, Sections 7-90-201 and 7-90-202 of the CCAA and the TBOC, Title 1, Chapter 10, Subchapter C, Orbital Energy Group, Inc. shall convert (referred to herein as the “Conversion”) into a Texas corporation named “Orbital Infrastructure Group, Inc.” (referred to herein as “Orbital Infrastructure Group, Inc.”) at the Effective Time (as defined in Section 3 below). Orbital Infrastructure Group, Inc. shall thereafter be subject to all of the provisions of the TBOC.

Orbital Energy Group, Inc. was initially formed as a Colorado for profit corporation on April 21, 1998, and maintains its principle corporate executive offices at 1924 Aldine Western, Houston, Texas 77038-1204. This location shall continue as the corporate executive offices following the Conversion. The existence of Orbital Infrastructure Group, Inc. shall be deemed to have commenced on the date Orbital Energy Group, Inc. commenced its existence in Colorado. Following the Conversion, Orbital Energy Group, Inc. will no longer conduct any business activity in Colorado.

2.    Effect of Conversion. Following the Conversion, Orbital Infrastructure Group, Inc. shall, for all purposes of the laws of the State of Texas and Colorado, be deemed to be the same entity as Orbital Energy Group, Inc. In other words, Orbital Infrastructure Group, Inc., the converting entity, is continuing its existence in the organizational form of the converted entity, Orbital Energy Group, Inc. Upon the Effective Time, all of the rights, privileges and powers of Orbital Energy Group, Inc., and all property, real, personal and mixed, and all debts due to Orbital Energy Group, Inc., as well as all other things and causes of action belonging to Orbital Energy Group, Inc., shall remain vested in Orbital Infrastructure Group, Inc. and shall be the property of Orbital Infrastructure Group, Inc. and the title to any real property vested by deed or otherwise in Orbital Energy Group, Inc. shall not revert or be in any way impaired, but all rights of creditors and all liens upon any property of Orbital Energy Group, Inc. shall be preserved unimpaired, and all debts, liabilities and duties of Orbital Energy Group, Inc. shall remain attached to Orbital Infrastructure Group, Inc. and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as a Texas corporation.

The rights, privileges, powers and interests in property of Orbital Energy Group, Inc., as well as the debts, liabilities and duties of Orbital Energy Group, Inc., shall be deemed, as a consequence of the Conversion, to have been transferred to Orbital Infrastructure Group, Inc. for any purpose of the laws of the State of Texas. The Conversion shall not be deemed to affect any obligations or liabilities of Orbital Energy Group, Inc. incurred prior to the Effective Time or the personal liability of any person incurred prior thereto. Orbital Energy Group, Inc. shall not be required to wind up its affairs or pay its liabilities and distribute its assets and the Conversion shall not be deemed to constitute a dissolution of Orbital Energy Group, Inc. and shall constitute a continuation of the existence of Orbital Energy Group, Inc. in the form of Orbital Infrastructure Group, Inc., a Texas corporation. Orbital Infrastructure Group, Inc. is the same entity as Orbital Energy Group, Inc.

3.    Effective Time. Provided that this Plan has not been terminated or deferred pursuant to Section 14 hereof, the effective date of the Conversion is effective upon filing with the Secretary of State of Texas (the “Effective Time”).

4.                   Governance and Other Matters Related to Orbital Infrastructure Group, Inc.

a. Certificate of Formation. At the Effective Time, the Certificate of Formation of Orbital Infrastructure Group, Inc. shall be as set forth in substantially the form of Exhibit A attached hereto (the “Certificate of Formation”) and shall be filed with the Secretary of State of Texas.

b. Bylaws. At the Effective Time, the Bylaws of Orbital Infrastructure Group, Inc. shall be adopted as such by the Board of Directors of Orbital Infrastructure Group, Inc. Thereafter, the Bylaws may be amended by the Board of Directors or stockholders of Orbital Infrastructure Group, Inc. as provided in the Bylaws and, as applicable, the Certificate of Formation.

c. Directors and Officers. The members of the Board of Directors and the officers of Orbital Energy Group, Inc. immediately prior to the Effective Time shall continue in office following the Effective Time as directors and officers of Orbital Infrastructure Group, Inc., respectively, until the expiration of their respective terms of office and until their successors have been duly elected and have qualified, or until their earlier death, resignation or removal.

5.    Effect of the Conversion on the Common Stock of Orbital Energy Group, Inc.. Subject to the terms and conditions of this Plan, at the Effective Time, automatically by virtue of the Conversion and without any further action on the part of Orbital Energy Group, Inc., Orbital Infrastructure Group, Inc. or any shareholder or stockholder thereof, respectively, each share of common stock, par value $.001 per share, of Orbital Energy Group, Inc. (the “Orbital Energy Group, Inc. Common Stock”), shall convert into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of Orbital Infrastructure Group, Inc. (the “Orbital Infrastructure Group, Inc. Common Stock”).

6.    Effect of the Conversion on Outstanding Warrants or Other Rights of Orbital Energy Group, Inc. Subject to the terms and conditions of this Plan, at the Effective Time, automatically by virtue of the Conversion and without any further action on the part of Orbital Energy Group, Inc., Orbital Infrastructure Group, Inc. or any shareholder or stockholder thereof, respectively, each warrant or other right, of Orbital Energy Group, Inc. (the “Orbital Energy Group, Inc. Warrant or Other Right”), shall convert into an equivalent warrant or other right to acquire, upon the same terms and conditions (including the exercise price per share applicable to each such warrant or other right) as were in effect immediately prior to the Effective Time, the same number of shares of Orbital Infrastructure Group, Inc.

7.    Stock Certificates. From and after the Effective Time, all of the outstanding certificates that prior to that time represented shares of Orbital Energy Group, Inc. Common Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Orbital Infrastructure Group, Inc. Common Stock into which the shares represented by such certificates have been converted as provided herein. The registered owner on the books and records of Orbital Infrastructure Group, Inc. or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to Orbital Infrastructure Group, Inc. or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Orbital Infrastructure Group, Inc. evidenced by such outstanding certificate as provided herein.

8.    Employee Benefit and Compensation Plans. At the Effective Time, each employee benefit plan, incentive compensation plan, equity incentive plan, stock purchase plan, restricted stock unit agreement, cash-settled performance unit, stock option agreement, stock appreciation rights agreement and other similar plans and agreements to which Orbital Energy Group, Inc. is then a party shall be automatically assumed by, and continue to be the plan of, Orbital Infrastructure Group, Inc., without further action by Orbital Energy Group, Inc. or Orbital Infrastructure Group, Inc. or any other party thereto. To the extent any employee benefit plan, incentive compensation plan, equity incentive plan, restricted stock unit, cash-settled performance unit, stock option agreement, stock appreciation rights agreement or other similar plan provides for the issuance or purchase of, or otherwise relates to, Orbital Energy Group, Inc. Common Stock, after the Effective Time, such plan or agreement shall be deemed to provide for the issuance or purchase of, or otherwise relate to, the Orbital Infrastructure Group, Inc. Common Stock.

9.    Outstanding Awards. At the Effective Time, all outstanding stock options, purchase rights, restricted stock awards, restricted stock units, stock appreciation rights agreement and other stock awards relating to the Orbital Energy Group, Inc. Common Stock shall, by virtue of the Conversion and without any further action on the part of Orbital Energy Group, Inc., Orbital Infrastructure Group, Inc. or the holder thereof, continue on the same terms and conditions and be assumed by Orbital Infrastructure Group, Inc., provided that all such awards shall be deemed to provide for the issuance or purchase of, or otherwise relate to, the Orbital Infrastructure Group, Inc. Common Stock.

10.    Filings, Licenses, Permits, Titled Property, Etc. As necessary, following the Effective Time, Orbital Infrastructure Group, Inc. shall apply for new qualifications to conduct business (including as a foreign corporation), licenses, permits and similar authorizations on its behalf and in its own name in connection with the Conversion and to reflect the fact that it is a Texas corporation. As required or appropriate, following the Effective Time, all real, personal or intangible property of Orbital Energy Group, Inc. which was titled or registered in the name of Orbital Energy Group, Inc. shall be re-titled or re-registered, as applicable, in the name of Orbital Infrastructure Group, Inc. by appropriate filings and/or notices to the appropriate parties (including, without limitation, any applicable governmental agencies).

11.    Further Assurances. If, at any time after the Effective Time, Orbital Infrastructure Group, Inc. shall determine or be advised that any deeds, bills of sale, assignments, agreements, documents or assurances or any other acts or things are necessary, desirable or proper, consistent with the terms of this Plan to vest, perfect or confirm, of record or otherwise, in Orbital Infrastructure Group, Inc. its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of Orbital Energy Group, Inc., or to otherwise carry out the purposes of this Plan, Orbital Infrastructure Group, Inc. and its proper officers and directors (or their designees), are hereby authorized to execute and deliver, in the name and on behalf of Orbital Energy Group, Inc., all such deeds, bills of sale, assignments, agreements, documents and assurances and do, in the name and on behalf of Orbital Energy Group, Inc., all such other acts and things necessary, desirable to vest, perfect or confirm, of record or otherwise, in Orbital Infrastructure Group, Inc. its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of Orbital Energy Group, Inc., or to otherwise carry out the purposes of this Plan and the Conversion.

12.    Implementation and Interpretation; Termination and Amendment. This Plan shall be implemented and interpreted, prior to the Effective Time, by the Board of Directors of Orbital Energy Group, Inc. and, upon the Effective Time, by the Board of Directors of Orbital Infrastructure Group, Inc., (a) each of which shall have full power and authority to delegate and assign any matters covered hereunder to any other party(ies), including, without limitation, any officers of Orbital Energy Group, Inc. or Orbital Infrastructure Group, Inc., as the case may be, and (b) the interpretations and decisions of which shall be final, binding, and conclusive on all parties.

13.    Texas Indemnification Agreements. As promptly as practicable following the Effective Time, Orbital Infrastructure Group, Inc. shall enter into an indemnification agreement with each member of the Board of Directors of Orbital Infrastructure Group, Inc. and each executive officer of Orbital Infrastructure Group, Inc. .

14.    Amendment. This Plan may be amended or modified by the Board of Directors of Orbital Energy Group, Inc. at any time prior to the Effective Time, provided that an amendment made subsequent to the approval of this Plan by the shareholders of Orbital Energy Group, Inc. shall not alter or change (a) the amount or kind of shares or other securities to be received by the shareholders hereunder, (b) any term of the Certificate of Incorporation or the Bylaws, other than changes permitted to be made without stockholder approval by the TBOC, or (c) any of the terms and conditions of this Plan if such alteration or change would adversely affect the holders of any class or series of the stock of Orbital Energy Group, Inc..

15.    Termination or Deferral. At any time before the Effective Time, (a) this Plan may be terminated and the Conversion may be abandoned by action of the Board of Directors of Orbital Energy Group, Inc., notwithstanding the approval of this Plan by the shareholders of Orbital Energy Group, Inc., or (b) the consummation of the Conversion may be deferred for a reasonable period of time if, in the opinion of the Board of Directors of Orbital Energy Group, Inc., such action would be in the best interest of Orbital Energy Group, Inc. and its shareholders. In the event of termination of this Plan, this Plan shall become void and of no effect and there shall be no liability on the part of Orbital Energy Group, Inc. or its Board of Directors or shareholders with respect thereto.

16.    Third Party Beneficiaries. This Plan shall not confer any rights or remedies upon any person or entity other than as expressly provided herein.

17.    Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan.

IN WITNESS WHEREOF, Orbital Energy Group, Inc., a Colorado corporation, has caused this Plan to be executed by its duly authorized representative as of the date first stated above.

Orbital Energy Group, Inc.

a Colorado corporation

By: /s/ William J. Clough

William J. Clough

Executive Chairman and CLO

Attached hereto:

Exhibit A, Certificate of Formation

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